Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and CEO
Brian S. Peay, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com - shareholderservices@glenborough.com

Glenborough Increases Stock Buyback Authorization

SAN MATEO, CALIFORNIA, May 8, 2006 --- Glenborough Realty Trust (NYSE: GLB, GLB PrA) announced today that its Board of Directors has increased the amount of common shares authorized for repurchase under the company’s previously announced common share repurchase program. The previous authorization totaled 12.2 million shares, with a remaining availability to repurchase 1.5 million shares. Under the increased authorization, Glenborough may repurchase up to an additional 2.5 million shares in the open market or in privately negotiated transactions, at the discretion of the company’s management and as market conditions warrant. The resulting total current availability under the stock repurchase program is 4.0 million shares.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Northern New Jersey, Boston and Northern California. The Company has a portfolio of 45 properties encompassing approximately 8 million square feet as of March 31, 2006.

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